Law Offices of Keller Rohrback P.L.C.	Suite 1400 3101 N. Central Avenue Phoenix, Arizona 85012-2643 telephone (602) 248-0088 facsimile (602) 248-2822 Attorneys at Law

July 10, 2009

Charmed Homes Inc. 60 Mt. Kidd Point SE Calgary, Alberta T2Z 3C5 Canada Attn: Board of Directors

Re:           Registration Statement on Form S-4 (SEC File No. 333-159272)

Dear Board of Directors:

In connection with the registration by Charmed Homes Inc. (the “Company”) on Form S-4, as amended through the date hereof (the "Registration Statement"), providing registration under the Securities Act of 1933, as amended, of 8,914,304 shares of Common Stock (the “Shares”), options to purchase 1,200,729 shares of Common Stock (the “Options”), warrants to purchase 559,278 shares of Common Stock (the “Warrants”), and 1,760,007 shares of Common Stock issuable upon exercise of stock options and warrants (the “Option and Warrant Shares”) (collectively, the “Securities”), to be issued in connection with the Company's proposed merger pursuant to the Merger Agreement, dated January 8, 2009, by and among the Company, Charmed Homes Subsidiary, Inc., certain shareholders and IntelaSight, Inc. (the “Merger Agreement”), we are furnishing the following opinion as special counsel to the Company.  The Shares, Options and Warrants will be issued and the Option and Warrant Shares will become issuable only upon consummation of the Merger.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Merger Agreement, such corporate records, certificates of public officials and officers of the Company, and other documents and records as we have considered necessary or proper for the purpose of this opinion.  In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind, including assumptions of the genuineness of all signatures on original documents, the authenticity of documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the due execution and delivery of documents where due execution and delivery are prerequisites to the effectiveness thereof and the truth and accuracy of all statements, covenants and representations and warranties set forth in such documents. We have also assumed that (i) each party to a document (other than the Company) has the legal capacity and has satisfied all legal requirements necessary to make such document enforceable against it and (ii) there are no facts or circumstances relating to such parties that might prevent such parties from enforcing any of the rights to which this opinion relates.  We have not verified any of these assumptions.

Affiliate:  Keller Rohrback  L.L.P.
1201 Third Avenue  Suite 3200  Seattle, Washington 98101-3052  Tel: (206) 623-1900  Fax:  (206) 623-3384
275 Madison Avenue  Suite 1425  New York, New York 10016  Tel: (212) 878-8890  Fax: (212) 878-8895

Our opinion is expressed only with respect to the federal laws of the United States of America and the Business Corporation Act of the State of Nevada, including the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws.  We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

In rendering this opinion, we have assumed that prior to the issuance of any of the Securities (i) the Registration Statement will have become effective under the Securities Act of 1933, as amended, and (ii) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement.

Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that the Securities when issued and sold in accordance with the transactions described in the Registration Statement, and in accordance with the securities laws of the various states in which they may be issued, will be validly issued, fully paid and nonassessable.  The Option and Warrant Shares, if and when issued upon exercise of the warrants and options and upon delivery by the purchaser of the consideration for such shares, will be duly authorized, validly issued, fully paid, and non-assessable.  Each of the Securities constitutes a legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained in such documents, if any, may be limited by applicable federal or state law and consideration of public policy.

As special counsel to the Company, we hereby consent to the reference to this firm under the caption "Legal Matters" contained in the Prospectus which is part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.  In giving our consent we do not thereby admit (i) that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC, or (ii) that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

This opinion is issued in connection with the Registration Statement, and may not be relied on for any other purpose without our prior written consent.  This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Very truly yours,

/s/ KELLER ROHRBACK, P.L.C.